Exhibit 99.5

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (this “Agreement”), is made as of May 10, 2023, by and among Brian R. Kahn, an individual (“Kahn”), B. Riley Financial, Inc., a Delaware corporation (“B. Riley” and together with Kahn, the “Investors”), and Freedom VCM Holdings, LLC, a Delaware limited liability company (the “TopCo”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreement (as defined below).

RECITALS

WHEREAS, Freedom VCM, Inc., a Delaware corporation and wholly owned indirect subsidiary of TopCo (“Parent”), Franchise Group, Inc., a Delaware corporation (the “Company”), and Freedom VCM Subco, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of May 10, 2023 (the “Transaction Agreement”), pursuant to which, along with the other transactions described therein, the Parent will directly or indirectly acquire 100% of the issued and outstanding Shares;

WHEREAS, on the date hereof, Kahn has executed a rollover commitment letter in favor of TopCo (such commitment letter, the “Kahn Rollover Commitment Letter”), pursuant to which Kahn has agreed, subject to the terms and conditions set forth therein, to contribute 100% of the equity interests in the Company held by Kahn (other than restricted stock units, performance restricted stock units or similar management equity compensation) to TopCo in exchange for the TopCo equity set forth therein (the “Kahn Commitment”);

WHEREAS, on the date hereof, B. Riley has executed an equity commitment letter in favor of Freedom VCM, Inc. (the “B. Riley Commitment Letter”, together with the Kahn Rollover Commitment Letter, the “Commitment Letters”), pursuant to which B. Riley has agreed, subject to the terms and conditions set forth therein, to make a direct or indirect equity investment in TopCo at the Closing in an amount equal to its commitment set forth in its Commitment Letter (together with the Kahn Commitment, the “Commitments”);

WHEREAS, on the date hereof, B. Riley has executed a limited guarantee (the “Limited Guarantee”) in favor of the Company, pursuant to which B. Riley has agreed, subject to the terms and conditions set forth therein, to guarantee certain obligations of Parent and Merger Sub under the Transaction Agreement; and

WHEREAS, the Investors and the Parent wish to agree to certain terms and conditions that will govern prior to Closing the actions of the Parent and the relationship among the Investors with respect to the Transaction Agreement and the transactions contemplated thereby.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Limited Guarantee; Fees and Expenses.

(a)           Subject to the other terms and conditions set forth herein, including the last paragraph of Section 2(c) hereof, Kahn agrees that, if any amount becomes payable to the Company under the Limited Guarantee (in any event, subject to the limitations set forth therein) and is actually paid to the Company by B. Riley or any of its Affiliates in accordance therewith and in accordance with the terms of this Agreement, Kahn shall be responsible to make payment to B. Riley in accordance with the terms of this Section 1(a) of an amount (the “Kahn Obligation”) equal to Kahn’s commitment percentage set forth on Exhibit A (the “Commitment Percentage”) multiplied by the total amount paid by B. Riley or any of its Affiliates to the Company pursuant to the Limited Guarantee; provided that, except in the case of Willful and Material Breach, in no event shall the Kahn Obligation (excluding interest thereon) exceed an amount equal to Kahn’s Commitment Percentage multiplied by the Parent Cap (as defined in the Limited Guarantee); and provided, further that (I) if payment under the Limited Guarantee becomes payable as a result of the breach by B. Riley or any of its Affiliates of its or their obligations under any Transaction Document (including pursuant to any Commitment Letter), then Kahn shall not be responsible for paying any Kahn Obligation, (II) if payment under the Limited Guarantee becomes payable as a result of the breach by Kahn or any of his Affiliates of his or their obligations under any Transaction Document (including pursuant to any Commitment Letter), the amount of the Kahn Obligation shall equal the full amount paid under the Limited Guarantee and (III) if payment under the Limited Guarantee becomes payable as a result of the breach by both Kahn and B. Riley (or any of their respective Affiliates) under any Transaction Document (including pursuant to any Commitment Letter), the obligation of Kahn to pay the Kahn Obligation shall be appropriately adjusted to reflect that each of the Investors will be responsible for its portion of the payment made under the Limited Guarantee based on the relative fault of each of the Investors (and/or any of their respective Affiliates). To the extent payable in accordance with the above, the Kahn Obligation shall, in all cases, be paid in accordance with the following terms:

(i)                 If any amount is paid by B. Riley to the Company pursuant to the Limited Guarantee, B. Riley shall deliver written notice (a “Demand Notice”) to Kahn promptly (and in any event within five (5) Business Days) of such payment and such notice shall demand payment of the Kahn Obligation;

(ii)              The unpaid portion of the Kahn Obligation shall accrue interest at a customary and reasonable rate per annum that is mutually agreed by Kahn and B. Riley, which shall accrue daily starting on the date the Demand Notice is delivered and shall compound annually and shall be payable in full on the earlier to occur of (A) a date that is mutually agreed by Kahn and B. Riley and (B) closing of a sale of a majority of the outstanding shares of common stock or equity interests of the Company, in one transaction or a series of related transactions, in which the primary form of consideration payable to the shareholders thereof in connection therewith is cash;

(iii)            Kahn may prepay all or any portion of the Kahn Obligation (including interest accrued thereon) at any time at his discretion;

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(iv)             If any portion of the Kahn Obligation is not paid when due in accordance with this Section 1(a), interest on such unpaid portion of the then-due and owing Kahn Obligation shall be increased to a rate per annum that is mutually agreed by Kahn and B. Riley; and

(v)               To the extent requested by any Investor, the Investors shall enter into and deliver such other instruments or agreements reasonably necessary to give effect to the obligations under this Section 1(a).

(b)           If the Merger is consummated, all reasonable and documented third party fees and expenses incurred by or on behalf of any Investor, TopCo, the Parent and/or the Company in connection with the execution of this Agreement, the Transaction Agreement and the other agreements referenced therein, including the Limited Guarantee, the equity commitment fee letter by and between B. Riley, TopCo and the parties thereto (the “Equity Commitment Fee Letter”) and the Debt Commitment Letter and related Fee Letters (collectively, the “Transaction Documents”), and the pursuit of the transactions contemplated hereby and thereby (collectively, but excluding the Reverse Termination Fee, “Expenses”) shall be promptly paid or reimbursed by TopCo, the Parent and/or the Company.

(c)           Subject to clause (d) immediately below and the terms set forth in the last paragraph of Section 2(c), if the Transaction Agreement is terminated and the Merger is not consummated, then the Expenses of each of the Investors, TopCo, Parent and Merger Sub shall be shared ratably by each of the Investors based on their respective Commitment Percentages. Each Investor agrees to reimburse the other Investor in order to give effect to the ratable sharing of Expenses as described in this clause (c); provided, however, that (I) if the Transaction Agreement is terminated as a result of the breach by B. Riley or any of its Affiliates of its or their obligations under any Transaction Document (including pursuant to any Commitment Letter), then Kahn shall not be responsible for paying any Expenses, (II) if the Transaction Agreement is terminated as a result of the breach by Kahn or any of his Affiliates of his or their obligations under any Transaction Document (including pursuant to any Commitment Letter), then B. Riley shall not be responsible for paying any Expenses, and (III) if the Transaction Agreement is terminated as a result of the breach by both Kahn and B. Riley (or any of their respective Affiliates) under any Transaction Document (including pursuant to any Commitment Letter), the obligation of each Investor to share in the payment of Expenses of all of the Investors shall be apportioned to reflect the relative fault of each of the Investors (and/or any of their respective Affiliates).

(d)           In the event that, under the Transaction Agreement, TopCo, Parent and/or Merger Sub receives any payment for damages or other amounts from the Company (including the payment of the Termination Fee), such amounts so received shall first be used to pay or reimburse Expenses incurred by the Investors or their Affiliates (including any expenses of a Moving Investor incurred pursuant to Section 2(c) and any expenses or other amounts owing pursuant to the terms of the Debt Commitment Letter or any related Fee Letter or other agreement entered into in connection therewith or the Equity Commitment Fee Letter), TopCo, Parent and Merger Sub and any amounts remaining after such payments and reimbursements are made, and after establishments of reasonable reserves as determined by Parent in good faith (including to pay any taxes arising from the payment of such damages, other amounts or the Termination Fee), shall be paid to the Investors in accordance with the Commitment Percentages.

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2.             Decisions.

(a)           The Investors shall use reasonable best efforts to keep each other informed and reasonably cooperate in connection with the matters contemplated by the Transaction Documents, including allowing both Investors to participate in material communications with the Company or third parties and review any written material correspondence in advance of delivery. Prior to effecting any amendment or modification to any Transaction Document, or entering into any Transaction Document not executed on or prior to the date hereof, each Investor shall have the opportunity to comment on such amendment or modification and shall consider in good faith any comments received from the other Investor. Notwithstanding the foregoing and as further provided herein, no amendment, modification or waiver under the Limited Guarantee shall be effected without the prior written consent of Kahn, and if any such amendment, modification or waiver is so effected without such prior written consent, then the Kahn Obligation shall be deemed to be zero.

(b)           Without limiting the foregoing but subject to the remainder of this Section 2(b) and Section 2(c), neither Parent nor Merger Sub shall (and to the extent applicable, neither shall B. Riley nor Kahn), and they shall cause their respective Affiliates not to, without the prior consent of each Investor (which shall not be unreasonably withheld, conditioned or delayed): (i) amend or modify, or grant any consent or waiver pursuant to, any Transaction Document; (ii) waive the Company’s compliance with or satisfaction of any covenants, agreements or conditions to Closing in any Transaction Document; (iii) enter into, amend or modify, terminate, or waive any party’s compliance with or satisfaction of any covenants, agreements or conditions in, any Transaction Document; (iv) settle any Proceeding to the extent brought against any Investor, TopCo, Parent or Merger Sub (or any of their Affiliates) in connection with the Transaction Agreement or any other Transaction Document, including paying or agreeing to pay the Reverse Termination Fee; (v) terminate the Transaction Agreement; or (vi) commence a Proceeding to enforce any of TopCo’s, Parent’s or Merger Sub’s rights under the Transaction Agreement or any other Transaction Document against the Company, any Affiliate thereof or any other Person (each of the foregoing actions that require consent, a “Joint Action”). Notwithstanding the forgoing and for the avoidance of doubt, the consent of an Investor shall not be required in connection with the enforcement by TopCo, Parent or Merger Sub (or any of their Affiliates) of the obligations of such Investor under this Agreement or any Transaction Document. For example, B. Riley shall be entitled to enforce the rights of TopCo, Parent, Merger Sub or any of their respective Affiliates, as applicable, pursuant to the Rollover Agreement and the Voting Agreement without the consent of Kahn, and Kahn shall be entitled to enforce the rights of TopCo, Parent, Merger Sub or any of their respective Affiliates, as applicable, pursuant to the Equity Commitment Letter without the consent of B. Riley.

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(c)           Notwithstanding anything to the contrary herein, if the Investors are unable to reach agreement following discussions in good faith on the following matters within ten (10) Business Days (or such lesser period of time as may be required under the terms of the Transaction Agreement) following the time in which any Investor (the “Moving Investor”) provides written notice to the other Investor that such Moving Investor wishes TopCo, Parent or Merger Sub to take any such action described below, then the Investors agree that TopCo, Parent or Merger Sub shall take such action at the direction of the Moving Investor at the end of such ten (10) Business Day (or such lesser period of time as may be required under the terms of the Transaction Agreement) period, subject to the terms of the last paragraph of this clause (c):

(i)                 terminate the Transaction Agreement in accordance with the terms thereof, seek payment of the Termination Fee, Parent Recovery Costs or any other monetary damages or seek specific performance with respect to the performance of the Company of its covenants in the Transaction Agreement and the consummation of the transactions contemplated thereby;

(ii)              cause the Company to elect to make a draft pursuant to the ABL Credit Agreement to the extent permitted by the terms thereof and the Transaction Agreement; or

(iii)            provide consent or waiver with respect to the actions described in Section 7.1(a)(ix) of the Transaction Agreement.

In the event a Moving Investor causes TopCo, Parent and/or Merger Sub to take any of the actions specified in clause (i) immediately above, then notwithstanding anything contained herein to the contrary, the Moving Investor shall be solely responsible for any and all fees, costs, expenses, damages or other amounts that become payable in connection therewith (whether to the Company or otherwise), including in connection with any Proceeding commenced as a result thereof and shall indemnify and hold harmless the other Investor and his or its Affiliates in respect thereof, provided that if the TopCo, Parent and/or Merger Sub recover or are paid any amounts from the Company or otherwise as a result thereof, then prior to the allocation of such amounts among the Investors as herein provided and notwithstanding anything set forth herein to the contrary, the Moving Investor shall be entitled to be reimbursed for any and all reasonable and documented out-of-pocket expenses incurred thereby in connection with causing TopCo, Parent and/or Merger Sub to take such action prior to any such recovery or amounts so paid being allocated among the Investors.

(d)           For so long as the Transaction Agreement remains in effect and subject to the terms of this Agreement, including Section 25 hereof, each of the Investors shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take or cause to be taken all actions necessary or advisable to cause the conditions to Closing set forth in the Transaction Agreement to be satisfied. The foregoing shall include, without limitation, making with, and obtaining from, any Governmental Entity, as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to consummate the Closing.

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3.             Binding Effect. All matters approved in accordance with the foregoing Section 2 will be binding on the Parent and each of the Investors shall execute and deliver such additional documents and take all such further actions as may be reasonably necessary or advisable to implement such matters so approved.

4.            Control and Ownership of Buyers. At all times that this Agreement is in effect Kahn shall, directly or indirectly, solely own all of the equity securities of TopCo, Parent and Merger Sub, and the board of directors (or similar governing body) of each shall be comprised solely of one or more appointees appointed by Kahn. For the avoidance of doubt, Kahn acknowledges and agrees that, prior to the Closing, Kahn (a) shall not permit any Buyer to conduct any business or activities other than activities in respect of the transactions contemplated by the Transaction Documents and in accordance with this Agreement and (b) shall not issue or transfer any equity interests in any Buyer other than to Kahn or an entity he controls (including another Buyer) and that he wholly owns (directly or indirectly), in each case, for purposes of facilitating the matters set forth herein.

5.             LLC Agreement. Each Investor agrees to negotiate in good faith with the other Investor with respect to the matters set forth on Exhibit B and such other terms as the Investors may mutually agree in connection therewith and agrees to enter into, concurrently with the Closing, one or more definitive agreements containing such terms as are set forth on Exhibit B. In the event such definitive agreements are not entered into as of the Closing, the terms set forth on Exhibit B shall be binding on the parties at and following the Closing until the Investors enter into such definitive agreements and the Investors shall continue to negotiate the such definitive agreements in good faith and promptly execute the definitive agreements and any ancillary documentation in connection therewith.

6.             Representations and Warranties. Each party to this Agreement hereby represents and warrants to each other party to this Agreement that (a) it has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party; (b) the execution, delivery and performance by it of this Agreement and each other Transaction Document to which it is a party has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of such Investor are necessary therefor; (c) each of this Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to any Bankruptcy and Equity Exception; (d) it has unrestricted access to available funds in an amount that is not less than the Commitment set forth in its Commitment Letter, that may be used to satisfy its obligations under its Commitment Letter and it will have sufficient cash on hand to fund its Commitment; (e) other than as set forth in Section 8.1 of the Transaction Agreement, the Company Approvals and the Parent Approvals, no consents, approvals, authorizations and permits of, filings with or notifications to, any Governmental Entity are necessary for the due execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby; and (f) such Investor (i) is a U.S. citizen or company, (ii) is not subject to foreign ownership, control or influence as the terms are used in the National Industrial Security Program Operating Manual and (iii) is not, and is not controlled by, a “foreign person” as that term is used in 31 C.F.R. Part 800 et seq.

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7.            Notices. All notices and other communications given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. (New York time) (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by nationally recognized overnight courier service upon the party hereto or parties hereto for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that any email transmission is promptly confirmed by a responsive electronic communication by the recipient thereof or receipt is otherwise clearly evidenced (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after such email by dispatch pursuant to one of the methods described in the foregoing clauses (a) and (b) of this Section 7. Such communications must be sent to the respective parties hereto at the street addresses or email addresses (as may be amended, supplemented or modified from time to time in writing); (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given in accordance with this Section 7 shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver) set forth in the Transaction Agreement, the Commitment Letter and/or the Kahn Rollover Commitment Letter, as applicable.

8.             Termination. This Agreement shall terminate upon the earlier of the Closing and the termination of the Transaction Agreement; provided that (x) any liability for failure to comply with the terms of this Agreement shall survive such termination and (y) Sections 1, 2, 3, 4 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 18, 23, 24, 25 and 26 shall survive any such termination.

9.             No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Investors and none of the Investors’ respective former, current, or future general or limited partners, equityholders, managers, members, directors, officers, affiliates, employees, agents, representatives or agents or of any partner, member, manager or affiliate thereof (each, other than an Investor, “Affiliates”) shall have any liability for any obligations or liabilities of the Investors or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith.

10.          Press Release; Communications. Except as otherwise provided in Section 6(o) of the Rollover Agreement, any general notices, releases, statements or communications to the general public or the press relating to this Agreement or the transactions contemplated hereby and the Transaction Agreement shall be made only at such times and in such manner as may be mutually agreed upon by both Investors; provided, that, the Investors shall be entitled to make any filings or issue any press releases, advertisements, or other public communications required by applicable Laws, rules or regulations of any Governmental Entity without the prior written consent of, but after providing prior written notice to, the other Investor.

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11.           Governing Law. This Agreement and all Proceedings against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, shall be interpreted, construed, governed by, and enforced in accordance with, the Laws of the state of Delaware, including, its statutes of limitations, without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

12.           Jurisdiction. Each of the parties hereto agrees that: (a) it shall bring any Proceeding against any other party hereto in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (b) solely in connection with such Proceedings, (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (iii) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (v) it shall not assert as a defense any matter or claim waived by this Section 12 or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

13.           WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING AGAINST ANY OTHER PARTY HERETO WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH PROCEEDING. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES HERETO WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INSTRUMENTS OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 13.

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14.          Exercise of Rights and Remedies. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

15.          Confidentiality. In the course of evaluating the transactions contemplated by the Transaction Agreement each Investor may obtain confidential information about the Company and the other Investor. Each Investor agrees to keep confidential all information about, or with regard to, the Company and any other Investor that is provided to it by any other Investor in connection with the Transactions contemplated by the Transaction Agreement unless such other Investor gives its written consent to the disclosure thereof; provided, that the foregoing shall not prohibit disclosures: (a) pursuant to the exercise of the Investor’s rights or responsibilities under this Agreement; (b) to its Affiliates and advisors who need to know of such information on a confidential basis; (c) required by Law, legal process, regulatory agency or the rules of a stock exchange to which it is subject; or (d) of information which (i) is or becomes public other than by the actions of such information receiving Investor in breach of this Section 15, (ii) is already in the possession of such information receiving Investor other than in connection with the transactions contemplated hereby, (iii) subsequently becomes available to such information receiving Investor from a source (other than such other Investor) who is not known by information receiving Investor (after reasonable diligence) to have made such disclosure in violation of any confidentiality obligations owed to such other Investor, or (iv) is otherwise independently developed by such information receiving Investor without the use of such confidential information.

16.           No Deemed Partnership. Nothing in this Agreement is intended or shall be construed to constitute a partnership between any of the parties, nor constitute any agreement that a party will be the agent of any other party for any purpose.

17.           Assignment. This Agreement shall inure to the benefit of and be binding upon the Investors and the Parent and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted or purported assignment or delegation in violation of this Section 17 shall be void ab initio.

18.          Third-Party Beneficiaries. This Agreement and the terms and provisions hereof are for the sole benefit of only the Investors and Parent and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 18, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

19.          Amendment and Waiver. No provision of this Agreement will be waived, modified or amended without the prior written consent of the Investors, and any waiver of any provision of this Agreement shall be effective against a party only if set forth in a writing executed by such party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

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20.           Counterparts. This Agreement (a) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (b) shall become effective when each party hereto shall have received one or more counterparts hereof signed by the other party hereto. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

21.          Indirect Actions. No party to this Agreement shall be permitted to take or fail to take any action through any other person or entity, or to cause any other person or entity to take or fail to take any action, if the taking of or failure to take such action by such party directly would not be permitted under, or would be in violation of, this Agreement.

22.          Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

23.           No Representations or Duty. Each Investor specifically understands and agrees that, except as set forth in Section 6 hereof and Article V of the Merger Agreement, no Investor or any of its Affiliates has made or will make any representation or warranty with respect to the Company and its subsidiaries, or the terms, value or any other aspect of the transactions contemplated hereby or by the Transaction Agreement, and each Investor explicitly disclaims any such representation or warranty, express or implied, with respect to such matters. In addition, each Investor specifically acknowledges, represents and warrants that it is not relying on the other Investor (a) for its due diligence concerning, or evaluation of, the Company or its assets or businesses, (b) for its decision with respect to making any investment contemplated hereby and (c) with respect to tax or other economic considerations involved in such investment. In making any determination contemplated by this Agreement, except as expressly set forth herein, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty to the other Investor except as expressly set forth herein. For the avoidance of doubt, nothing herein shall limit any representations or warranties made in any other agreement to which such Person is a party.

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24.           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.

25.          Duties. Nothing in this Agreement shall in any way limit or affect any actions taken by any Investor in his or her capacity as a director or officer of the Company or from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director or officer of the Company. In addition, and notwithstanding anything herein to the contrary, Kahn and his Affiliates, and their respective Representatives, shall be entitled to participate in, and assist the Company with, the matters described in Section 7.2 of the Transaction Agreement, including, without limitation, communicating with, providing information to and entering into contracts or arrangements with parties making or proposing to make an Acquisition Proposal or Superior Proposal provided, in each case, that the Company is not in breach of Section 7.2 of the Transaction Agreement.

26.           Definition of Affiliate. Notwithstanding anything to the contrary contained herein or in the Transaction Agreement, for purposes of this Agreement, in respect of Kahn, the term “Affiliate” shall not include the Company and its Subsidiaries and vice versa.

[remainder of page intentionally left blank – signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

TOPCO:

FREEDOM VCM HOLDINGS, LLC

By:	/s/ Brian R. Kahn
	Name:	Brian R. Kahn
	Title:	Member

PARENT:

FREEDOM VCM, INC.

By:	/s/ Brian R. Kahn
	Name:	Brian R. Kahn
	Title:	President

MERGER SUB:

FREEDOM VCM SUBCO, INC.

By:	/s/ Brian R. Kahn
	Name:	Brian R. Kahn
	Title:	President

[Signature Page to the Interim Investors Agreement]

INVESTORS:

/s/ Brian R. Kahn
BRIAN R. KAHN

B. RILEY FINANCIAL, INC.

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Co-Chief Executive Officer

[Signature Page to the Interim Investors Agreement]

EXHIBIT A

Commitment Percentages

Investor	Commitment Percentage
B. Riley Financial, Inc.	60.41%
Brian Kahn	39.59%
Total	100%

[Exhibit A to the Interim Investors Agreement]